 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 11, 2020

MAJESCO

(Exact Name of Registrant as Specified in its Charter)

California	001-37466	77-0309142
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

412 Mount Kemble Ave, Suite 110C, Morristown, NJ 07960

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (973) 461-5200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.002 par value	MJCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02.    Termination of Material Definitive Agreement.

On September 9, 2020, in connection with the Merger (as defined below), Majesco terminated its Receivables Purchase Agreement, dated January 13, 2017, as amended (“Receivables Purchase Agreement”), by and among Majesco, Majesco Software & Solutions Inc., Cover-All Systems Inc. and HSBC Bank USA, N.A. (“HSBC”), pursuant to which HSBC could advance funds against Majesco’s receivables at an agreed advance rate. No amounts were outstanding under this facility as of is termination. The Receivables Purchase Agreement was terminated without penalty and all collateral securing repayment of amounts due under the Receivables Purchase Agreement was released.

Item 5.07    Submission of Matters to a Vote of Security Holders.

On September 11, 2020, Majesco Limited delivered a written consent in favor of the proposal set forth below with respect to a majority of the outstanding shares of Majesco common stock. As a result, Majesco has received written consents from the holders of a majority of the outstanding shares of Majesco common stock as of the close of business on August 13, 2020, the record date for the determination of the shareholders entitled to consent in connection with the consent solicitation, in favor of the proposal summarized below, which constitutes the requisite approval required for such proposal.

The proposal is more fully described in Majesco’s definitive consent solicitation statement that was filed with the U.S. Securities and Exchange Commission on August 24, 2020 and mailed to shareholders entitled to consent to the merger between Majesco and  Magic Merger Sub, Inc. (“Merger Sub”) on or about August 25, 2020.

The completion of the proposed merger between Majesco and Merger Sub remains subject to the satisfaction or waiver of other customary closing conditions. The proposed merger is anticipated to close on September 21, 2020.

As of September 11, 2020, Majesco has received the following responses to the solicitation for consent:

	Consent	Do Not Consent	Abstain
The approval of the Amended and Restated Agreement and Plan of Merger dated August 8, 2020, by and among Majesco, Magic Intermediate, LLC and Merger Sub, as the same may be amended or supplemented from time to time (the “Merger Agreement”), and the transactions contemplated by the Merger Agreement, including the merger of Merger Sub with and into Majesco (the “Merger”).	33,279,000	3,931	183

Cautionary Language Concerning Forward-Looking Statements

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Majesco’s reports that it files from time to time with the Securities and Exchange Commission (“SEC”) and which you should review, including those statements under “Item 1A – Risk Factors” in Majesco’s Annual Report on Form 10-K, as amended by its Quarterly Reports on Form 10-Q.

Important factors that could cause actual results to differ materially from those described in forward-looking statements contained in this report include, but are not limited to: the incurrence of unexpected costs, liabilities or delays relating to the Merger; and the failure to satisfy the conditions to the Merger.

These forward-looking statements should not be relied upon as predictions of future events and Majesco cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Majesco or any other person that Majesco will achieve its objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Majesco disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAJESCO

Date: September 11, 2020	By:	/s/ Adam Elster
Adam Elster, Chief Executive Officer